[PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]


                                          January 12, 2001
                                          FOR IMMEDIATE RELEASE
                                          Contact:  Douglas Stewart, President
                                          Or Debra Geuy, Chief Financial Officer


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
               ANNOUNCES QUARTERLY EARNINGS AND DECLARES DIVIDEND

Sidney, OH; NASD-NMS "PSFC"

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Corporation's second quarter earnings for the fiscal year ending June 30, 2001.

Net income for the quarter ending December 31, 2000 was $170,000 or $0.12 basic and diluted earnings per share compared to $116,000 or $0.08 basic and diluted earnings per share for the same period in 1999. The increase in earnings was primarily due to an increase in net interest income along with a reduction in non-interest expense.

The Company's year-to-date net income was $332,000 or $0.23 basic and diluted earnings per share compared with $247,000 or $0.17 basic and diluted earnings per share for the same period in 1999.

On January 11, 2001, the Board of Directors declared a quarterly cash dividend of $0.08 per share to shareholders of record as of February 1, 2001. This dividend will be payable on February 15, 2001. At December 31, 2000 the Corporation had 1,553,115 shares outstanding.

Peoples Federal serves Shelby County with offices at 101 E. Court Street, Sidney, 403 S. Pike Street, Anna, and 115 E. Pike Street, Jackson Center, Ohio. The Corporation had assets of $134 million and $17 million in shareholders' equity at December 31, 2000.